EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/1/25 to 4/21/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/1/2025	Sell	69,133	11.80
4/2/2025	Sell	33,730	11.81
4/3/2025	Sell	31,519	11.85
4/9/2025	Sell	135,798	11.23
4/10/2025	Sell	7,853	11.23
4/14/2025	Sell	53,431	11.37
4/15/2025	Sell	30,834	11.35
4/17/2025	Sell	31,968	11.35
4/21/2025	Sell	26,550	11.24